U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2016

SurePure, Inc.

(Exact name of Company as specified in its charter)

Nevada	000-54172	26-3550286
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

405 Lexington Avenue, 25th Floor
New York, NY 10174
(Address of principal executive offices)
Telephone: (917) 368-8480
Facsimile: (917) 368-8005
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 10, 2016, we received a notice from the Debt Enforcement Authority Zug (the “Authority”) on behalf of the Canton of Zug Switzerland stating that upon the request of the Canton of Zug, Switzerland, seizure of assets will be made for the claim specified in the notice. The notice requires that we present ourselves on November 22, 2016 to permit the seizure of the assets of our subsidiary, SurePure Operations AG (“SPOAG”). The principal assets of SPOAG are the international patents which covers our SurePure Photopurification Technology in all countries other than South Africa. If we were to be divested of ownership of these patents, then the new holder of the patents could bring legal proceedings to force us to cease manufacturing or selling products that use our technology until the patents expire in October 2020. As a result, we would likely be forced to cease operations.

The basis for the notice of seizure is the failure of SPOAG to pay payroll taxes and social security obligations owing to the Canton of Zug in the approximate amount CHF100,000 (approximately US$100,000). As disclosed in Note 10 to our Consolidated Financial Statements for the quarter ended June 30, 2016 as included in our Form 10-Q for that quarter filed on August 9, 2016, the unpaid balance of this liability was approximately $186,000 and was included in accounts payable and other current liabilities in the accompanying consolidated balance sheets as of June 30, 2016.

We are taking steps to hold discussions with the Authority through representatives to determine if we can defer all or part of the payment obligation and to request the Authority to withdraw its seizure notice. We cannot predict whether we will be successful in arranging these discussions of whether, if held, the discussions will result in deferral of any of the obligations or the withdrawal of the seizure notice.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREPURE, INC.
(Registrant)

Date: November 15, 2016	/s/ Guy R. Kebble
Guy R. Kebble
Chief Executive Officer